Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Playtex Products, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 33-88806, 333-31703, 333-32114, 333-74586 and 333-125670) on Form S-8 of Playtex Products, Inc. of our reports dated March 13, 2007, with respect to the consolidated balance sheets of Playtex Products, Inc. and subsidiaries as of December 30, 2006 and December 31, 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years ended December 30, 2006, December 31, 2005 and December 25, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2006 and the effectiveness of internal control over financial reporting as of December 30, 2006, which reports appear in the December 30, 2006 annual report on Form 10-K of Playtex Products, Inc.

Our report on the consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” effective January 1, 2006, and Statement of Financial Accounting Standards No. 158, “Employers’Accounting for Defined Benefit Pension and Other Postretirement Plans” as of December 30, 2006.

Stamford, Connecticut
March 13, 2007